VCG HOLDING CORP. ANNOUNCES EXPIRATION OF LETTER OF INTENT WITH RICK’S CABARET

Denver, CO. – April 1, 2010 — VCG Holding Corp. (NASDAQ: VCGH), announced today that the Letter of Intent between Rick’s, VCG and VCG’s Chairman and Chief Executive Officer, Troy Lowrie, expired on March 31, 2010. As previously announced, the parties entered into the non-binding (except for confidentiality and exclusivity provisions) Letter of Intent on February 16, 2010 under which, subject to the satisfaction of certain conditions, Rick’s agreed to acquire all of the outstanding stock of VCG and VCG agreed to merge with and into Rick’s or a wholly-owned subsidiary of Rick’s. VCG and Rick’s were unable to enter into a definitive Merger Agreement prior to the expiration of the Letter of Intent.

ABOUT VCG HOLDING CORP.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs and one upscale dance lounge. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie Chief Executive Officer (303) 934-2424 tlowrie@vcgh.com	Devin Sullivan Senior Vice President (212) 836-9608

Courtney Cowgill Chief Financial Officer (303) 934-2424 ccowgill@vcgh.com	Gerrard Lobo Senior Account Executive (212) 836-9610 globo@equityny.com